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                                                                    Exhibit 99.1


                         [ALDERWOODS GROUP LETTERHEAD]


     Contact:     Mark Utting
                  Director of Communications
                  Alderwoods Group
                  Tel: 416.498.2754
                  Fax: 416.498.2487
                  Email: mark.utting@alderwoods.com
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                              FOR IMMEDIATE RELEASE

                             ALDERWOODS GROUP, INC.
                ADOPTS SPECIAL SHORT-TERM STOCKHOLDER RIGHTS PLAN

MARCH 7, 2002 - Alderwoods Group, Inc. announced today that its Board of Directors has adopted a special short-term stockholder rights plan. The plan, which has an 18-month term instead of the typical ten-year term, was not taken in response to any pending takeover bid for the Company. The Company currently intends to solicit stockholder views on the rights plan through a vote of the Company's stockholders at the next annual meeting.

"Our Board of Directors has determined that this special 18-month stockholder rights plan is appropriate given the Company's recent emergence from bankruptcy," stated John Lacey, Chairman of the Board. "We are off to a good new beginning and this short-term plan has been designed to address the Company's special situation given its recent launch. Further, the submission of the plan to a stockholder vote will allow the Company to gauge its stockholders' reaction to the rights plan."

The rights plan is intended to protect the Company and its stockholders from potentially coercive takeover practices or takeover bids that are inconsistent with the interests of the Company and its stockholders. The plan is not intended to deter offers that are fair and otherwise in the best interest of all of the Company's stockholders.

Under the plan, the rights will initially trade together with the Company's common stock and will not be exercisable. In the absence of further board action, the rights generally will become exercisable and allow the holder to acquire the Company's common stock at a discounted price if a person or group received beneficial ownership of 15% or more of the Company's outstanding common stock other than pursuant to the plan of reorganization of The Loewen Group. Any person or group that acquired more than 15% of the Company's outstanding common stock pursuant to that plan of reorganization and maintains that ownership level may acquire up to an additional 1% of the Company's common stock. Rights held by persons that exceed the applicable threshold will be void. Under certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.
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The plan also includes an exchange option. In general, after the rights become exercisable, the Board of Directors may, at its option, effect an exchange of part or all of the rights -- other than rights that have become void -- for shares of the Company's common stock. Under this option, the Company would issue one share of common stock for each right, subject to adjustment in certain circumstances.

The Board of Directors may, at its option, redeem all rights for $0.01 per right at any time prior to the time the rights become exercisable. At the end of the 18-month term of the plan, the Board of Directors will make a determination whether the rights should expire or whether the rights plan should be modified or extended.

The issuance of the rights is not a taxable event, will not affect the reported financial condition or results of operations (including earnings per share) of the Company and will not change the manner in which the Company's common stock is currently traded.

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Safe Harbor: Certain statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward looking in nature. Factors that could cause actual results to differ from the forward-looking information contained in this release include, but are not limited to, the Company's ability to implement its business plan; the Company's leverage and ability to service debt and operate within the covenants contained in its debt instruments; Alderwoods Group's ability to attract, train and retain an adequate salesforce; the Company's future competitive position; fluctuations in the economy; changes in federal, state and local laws; the volume and timing of pre-need sales of funeral and cemetery services and products; and environmental matters and various others aspects of the funeral services industry.